Exhibit 99.1

New River Pharmaceuticals Announces Third Quarter 2005 Results

Radford, VA., November 14, 2005 - New River Pharmaceuticals Inc. (NASDAQ: NRPH) today announced its financial results for the quarter ended October 2, 2005. New River recognized a net loss of $9.1 million, or $0.50 per basic and diluted share, for the fiscal quarter ended October 2, 2005 compared to a net loss of $4.4 million, or $0.28 per basic and diluted share, for the fiscal quarter ended September 26, 2004.

Cash and short-term investment balances were $56.6 million at October 2, 2005.

General and administrative expenses were $4.3 million for the fiscal quarter ended October 2, 2005 compared to $1.4 million for the fiscal quarter ended September 26, 2004. The increase in these costs is primarily due to an increase in compensation-related costs, including stock-based compensation, and a general increase in various other administrative costs associated with New River’s operating as a public company, such as directors’ and officers’ insurance costs and legal expenses.

Research and development expenses were $5.2 million for the fiscal quarter ended October 2, 2005 compared to $3.1 million for the fiscal quarter ended September 26, 2004. This increase was primarily the result of the continued expansion of New River’s research and development programs and clinical trials associated with NRP104 and increases in compensation-related costs, including stock-based compensation.

“During the third quarter, our efforts resulted in significant progress in clinical trials on our lead product candidate, NRP104, and our second clinical candidate, NRP290," said Krish Krishnan, Chief Financial Officer and Chief Operating Officer of New River. “We expect to file an NDA on NRP104 in the fourth quarter of this year and anticipate IND filings on NRP388 and NRP409 in the first half of 2006.”

New River Pharmaceuticals Inc. is a specialty pharmaceutical company focused on developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

For further information on New River, please visit the company’s website at www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on April 1, 2005; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products’ efficacy, abuse and tamper resistance, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients’ symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under Section 505(b)(2) under the Federal Food, Drug, and Cosmetic Act; our ability to develop safer and improved versions of widely-prescribed drugs using our Carrierwave ™ technology; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on April 1, 2005, as well as other public filings with the SEC.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com

NEW RIVER PHARMACEUTICALS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

Assets	October 2, 2005	January 2, 2005
Current assets:	(Unaudited)
Cash and cash equivalents	$1,723,592	$4,018,556
Short-term investments	54,843,804	21,174,747
Prepaid expenses	1,180,610	315,644
Total current assets	57,748,006	25,508,947
Property and equipment:
Leasehold improvements	94,609	76,860
Machinery and equipment	811,545	686,895
	906,154	763,755
Less accumulated depreciation and amortization	617,169	502,890
Property and equipment, net	288,985	260,865
Total assets	$58,036,991	$25,769,812
Liabilities and Shareholders’ Equity
Current liabilities:
Capital lease obligation - current	$21,681	$—
Accounts payable	1,218,377	701,175
Unpaid and accrued research and development expenses	1,968,323	2,100,421
Accrued compensation	1,825,533	1,506,413
Due to affiliates	111,838	76,920
Total current liabilities	5,145,752	4,384,929

Capital lease obligation - noncurrent	32,959	—
Accrued stock-based compensation	2,071,558	—
Deferred revenue	50,000,000	—
Total liabilities	57,250,269	4,384,929

Shareholders’ Equity:
Preferred stock, par value $0.001 per share. Authorized 25,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share. Authorized 150,000,000 shares; issued and outstanding 18,127,201 shares at October 2, 2005 and 17,774,554 shares at January 2, 2005	18,127	17,775
Additional paid-in capital	62,875,645	61,346,030
Accumulated deficit	(62,107,050)	(39,978,922)
Total shareholders’ equity	786,722	21,384,883
Commitments and contingencies
Total liabilities and shareholders’ equity	$58,036,991	$25,769,812

NEW RIVER PHARMACEUTICALS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	October 2, 2005	September 26, 2004	October 2, 2005	September 26, 2004
	(Unaudited)		(Unaudited)
Sales, net	$—	$—	$—	$—

Operating costs and expenses:
Selling, general, and administrative	4,327,045	1,374,455	9,272,568	3,609,265
Research and development	5,247,036	3,072,912	14,072,247	5,493,858
Depreciation and amortization of property and equipment	41,562	30,254	116,378	89,966
Total operating expenses	9,615,643	4,477,621	23,461,193	9,193,089
Operating loss	(9,615,643)	(4,477,621)	(23,461,193)	(9,193,089)

Other income (expense):
Gain on settlement of litigation	—	—	—	1,764,043
Interest expense	(1,633)	—	(3,487)	(11,422)
Interest income	515,814	61,357	1,336,552	63,600

Total other income, net	514,181	61,357	1,333,065	1,816,221

Net loss	$(9,101,462)	$(4,416,264)	$(22,128,128)	$(7,376,868)

Net loss per share:
Basic and diluted	$(0.50)	$(0.28)	$(1.24)	$(0.53)